EXHIBIT 10.3

February 26, 2013

Hoang H. Hoang
10390 Stern Avenue
Cupertino, CA 95014

Re: Employment Offer

Dear Hoang:

On behalf of Mattson Technology (the "Company") I am pleased to offer you employment in the position of Senior Vice President, Global Business Operations reporting to me. This letter sets out the terms of your employment with the Company as follows in the attached agenda.

Base Salary

You will be paid a starting base salary of $295,000.00 per year (bi-weekly $11,346.15), less applicable taxes and other withholdings required by law.

Company Bonus Plan

You are eligible to participate in Mattson's Company Bonus Program. Upon meeting eligibility requirements, the 2013 Company Bonus plan provides an opportunity to receive up to 40% of your earned salary based on established targets and company performance. Contingent upon Company performance, this target can be increased up to a maximum 80% of your earned salary during 2013.

Equity

Subject to Compensation Committee approval, you will be granted an option to purchase 100,000 shares of the Company's common stock (“Option'') with vesting commencement date on your first day of employment and grant date in accordance with the Company's policy. 25% of the shares covered by the Option will vest after 12 months of continuous service with the and 1/48th of the shares covered by the Option per month thereafter for the next three years so as to be 100% vested on the fourth anniversary date, subject to your continued service through such vesting dates. Should you have any questions regarding the stock plan we will set up time to review the plan with you in detail. The Option will be subject to the terms and conditions of the Company's Equity Incentive Plan, the Company's policies and standard form of stock option agreement, which you will be required to agree to as a condition of receiving the Option.

Employee Benefits

Mattson is committed to providing a comprehensive benefit program that is responsive to all of its employees. Your coverage will begin on the first of the month following your date of hire provided you complete the enrollment process within 31 days of your hire date. A detailed package of our complete benefits has been included for your review.

Currently we also offer a sabbatical program and after every five (5) years of continuous service as a regular full time employee of Mattson U.S. you would become eligible for five (5) continuous weeks of paid time off for personal and professional enrichment.

Our PTO policy provides for 20 days of PTO to cover vacation, sick and any shutdown periods the company designates during the term of the year. After 5 full years of service the amount of PTO days will increase to 25 days. Additionally, we provide for a carry over provision of up to 160 hours of PTO.

Mattson has designated a company shutdown schedule as outlined below; employees may choose to take these days as unpaid time off or use accrued PTO hours. Employees will be paid for any recognized holidays that fall during a shutdown week.

May 20 - May 23
November 25 - November 27
December 23 & December 24

Furlough Program

Please be advised the Company has implemented a furlough program of one (1) day per payroll period. The US office will be closed every other Friday through the end of Q2 2013; the Company will assess the need to continue with the furlough program on a quarterly basis. The result of this furlough program is a 10% reduction in the available work hours. Corresponding with this 10% reduction in available work hours, your annual pay will be reduced by 10%. Additional details will be communicated within the first week of hire.

I would appreciate your confirming acceptance of this offer by signing and returning the Acceptance Letter and the Proprietary Information and Innovations Assignment (PIIA) Agreement to Monica Derecho in Human Resources. Your signature will acknowledge that you have read, understand, and agree to the terms and conditions of this offer and the enclosed documents.

We hope the above terms are consistent with our discussions and look forward to establishing a long and productive relationship with many successes ahead. If there are any questions regarding the offer please contact Monica Derecho, Human Resources at 510-492-6455 and she would be happy to share details in greater depth.

Sincerely,

By: /s/ FUSEN E. CHEN
Fusen E. Chen President and Chief Executive Officer Mattson Technology, Inc.

Offer Acceptance

Offer Acceptance

I accept your offer as stated and will begin employment on March 4, 2013.

Acceptance Signature

I hereby accept all terms and conditions of the offer set forth above.

Please Print Full Legal Name

By: /s/ HOANG H. HOANG	Date: March 4, 2013
Hoang H. Hoang